As filed with the Securities and Exchange Commission on February 18, 2004

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5 Basel Street

P.O.B. 3190

Petach Tikva, 49131 Israel

(Address, including zip code,

of registrant’s principal executive offices)

Lemmon Company 1992 U.S. Stock Option Plan

Teva Pharmaceuticals USA, Inc. 1996 Non-Qualified Stock Option Plan

Teva Pharmaceuticals USA, Inc. Employee Stock Option Plan

Teva Pharmaceuticals USA, Inc. 1998 Non-Qualified Stock Option Plan

Teva Pharmaceutical Industries Limited Employee Stock Purchase Plan for U.S. Employees

Teva Pharmaceuticals USA, Inc. 1999 Non-Qualified Stock Option Plan

Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan

Stock Option Plan for Novopharm Employees

Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan

(Full title of the plans)

Teva Pharmaceuticals USA, Inc.

1090 Horsham Road

North Wales, Pennsylvania 19454

Attention: William A. Fletcher

(215) 591-3000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

copy to:

Peter H. Jakes, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

(212) 728-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	901,938	$48.11(3)	$43,392,237	$5,497.80

Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	191,850	$48.11(3)	$9,229,904	$1,169.43

Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares represented by American Depositary Receipts	6,212	$66.09(4)	$410,551.08	$52.02

Total	1,100,000			$6,719.25(5)

(1)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of ordinary shares have been registered under a separate registration statement.

(2)	The aggregate number of ordinary shares being registered represents the sum of 901,938 ordinary shares under the Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan (as amended) (the “2000 Plan”), and 198,062 ordinary shares under the Stock Option Plan for Novopharm Employees. The 2000 Plan was amended effective as of May 12, 2003, to increase the number of ordinary shares available under the 2000 Plan to 2,800,000 (after giving effect to a 2-for-1 stock split effective December 10, 2002). The ordinary shares are represented by a like number of American Depositary Shares. This Registration Statement covers an indeterminate number of additional ordinary shares as may be offered or issued from time to time as a result of the antidilution protections of Teva’s stock option plans.

(3)	Based upon the average of the high and low prices of the American Depositary Receipts on May 12, 2003 on the Nasdaq National Market, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, for the purpose of calculation of the registration fee. One American Depositary Share equals one ordinary Share.

(4)	Based upon the average of the high and low prices of the American Depositary Receipts on February 13, 2004 on the Nasdaq National Market, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, for the purpose of calculation of the registration fee. One American Depositary Share equals one ordinary Share.

(5)	Pursuant to Rule 429(a) of the rules and regulations under the Securities Act of 1933, as amended, the prospectuses prepared under Part I of Form S-8 also relate to (1) the 3,400,000 ordinary shares (adjusted to reflect the 2-for-1 stock split effective December 10, 2002) included in the Registration Statement on Form S-8, File No. 333-13108, relating to the Teva Pharmaceuticals USA, Inc. 1999 Non-Qualified Stock Option Plan, the Teva Pharmaceuticals USA, Inc., 2000 Non-Qualified Stock Option Plan and the Stock Option Plan for Novopharm Employees, (2) the 1,236,000 ordinary shares (adjusted to reflect a 100% stock dividend effected on February 22, 2000, and the 2-for-1 stock split effective December 10, 2002) included in the Registration Statement on Form S-8, File No. 333-09784, relating to the Teva Pharmaceuticals USA, Inc. 1996 Non-Qualified Stock Option Plan, the Teva Pharmaceuticals USA, Inc. Employee Stock Option Plan, the Teva Pharmaceuticals USA, Inc. 1998 Non-Qualified Stock Option Plan and the Teva Pharmaceutical Industries Limited Employee Stock Purchase Plan for U.S. Employees, (3) the 40,000 ordinary shares (adjusted to reflect a 100% stock dividend effected on February 22, 2000, and the 2-for-1 stock split effective December 10, 2002) included in the Registration Statement on Form S-8, File No. 33-76594, remaining available for issuance under the Lemmon Company 1992 U.S. Stock Option Plan, and (4) 820,400 ordinary shares (adjusted to reflect the 2-for-1 stock split effective December 10, 2002) included in the Registration Statement on Form S-8, File No. 333-96725, relating to the Teva Pharmaceutical Industries Ltd., 2001 Centenary Global Stock Option Plan (with respect to 420,400 (as adjusted) ordinary shares that may be sold under the Global Stock Option Plan to employee participants working in the United States and Canada) and the 2000 Plan (with respect to 400,000 (as adjusted) ordinary shares. The amount of the filing fee previously paid in connection with the registration of such ordinary shares was $23,122.66, $3,495.14, $3,133.00 and $2,167.79, respectively, based on the then applicable filing fees.

EXPLANATORY NOTES

Teva Pharmaceutical Industries Limited has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of its ordinary shares, NIS 0.1 par value, deposited as American Depository Shares (“ADSs”) represented by American Depository Receipts (“ADRs”). In addition, this Registration Statement is being filed for the purposes of registering ADRs for resale by the selling stockholders named in the reoffer prospectus filed as part of this Registration Statement. In addition to the registration fees paid in connection with this Registration Statement, as set forth in the Calculation of Registration Fee schedule, registration fees were paid upon filing of the original Registration Statements on Form S-8 with the SEC on the dates noted in footnote 5 of such schedule, for the plans noted therein. The reoffer prospectus contained herein is intended to be a combined prospectus under Rule 429 of the Securities Act and has been prepared in accordance with the requirements of Part I of Form F-3 and, pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of the ADRs that have been or will be acquired by the selling shareholders.

This Registration Statement on Form S-8 incorporates by reference the Registrant’s previous Registration Statements on Form S-8 (Nos. 333-13108, 333-09784, 33-76594 and 333-96725). Any items included with these previous Registration Statements not expressly changed hereby shall be as set forth in such previous Registration Statements.

Under Israel securities laws, Teva Pharmaceutical Industries Limited is not required to publish an Israeli prospectus in connection with the offering of the securities under the Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan or the Stock Option Plan for Novopharm Employees.

REOFFER PROSPECTUS

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

1,255,615 AMERICAN DEPOSITORY RECEIPTS

This reoffer prospectus relates to the resale of up to 1,255,615 ADRs that have been issued, or may be issued in the future, upon the exercise of options granted under Teva’s stock option plans. The ADRs may be offered for sale from time to time by certain of our stockholders, as described under the caption “Selling Stockholders.”

We will not receive any proceeds from the sale of the ADRs by the selling stockholders pursuant to this reoffer prospectus, other than the exercise price that will be paid to us upon the exercise of the stock options. The selling stockholders may acquire the ADRs pursuant to grants under our stock option plans, and these stockholders may resell all, a portion, or none of the ADRs from time to time. We have paid the expenses incurred in registering the ADRs, but all selling and other expenses incurred by each of the selling stockholders will be borne by that stockholder.

The selling stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any profit on the sale of shares by the selling stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

Investing in Teva’s ADRs involves risk. See “RISK FACTORS” beginning on page 3. You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

Teva’s ordinary shares are traded on the Tel-Aviv Stock Exchange, and the ADRs are traded on the Nasdaq National Market System under the symbol “TEVA”, and on the SEAQ International in London. One ADR represents one ordinary share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is February 18, 2004

THE COMPANY

You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise indicated, all references to the “Company”, “we”, “our” or “Teva” refer to Teva Pharmaceutical Industries Limited and its subsidiaries.

We are a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. We are one of the world’s largest generic drug companies and have a leading position in the U.S. generic market.

Teva Pharmaceuticals USA, Inc. (“Teva USA”), our principal subsidiary, is one of the leading generic drug companies in the United States. As of November 2003, Teva USA marketed approximately 150 generic products representing more than 500 dosage strengths and packaging sizes, which are distributed in the United States.

We have also implemented a strategy of participating in the growth and development of the European market for generic products. Through our European subsidiaries, we manufactured, as of November 2003, approximately 300 generic products representing over 1,700 dosage strengths and packaging sizes, which are sold primarily in The Netherlands, the United Kingdom, Hungary and France.

The potential for future sales growth of our generic products lies in our pipeline of pending generic product registrations, as well as tentative approvals already granted. As of October 31, 2003, Teva had:

•	68 product applications, including products developed by Biovail and IMPAX, awaiting approval by the FDA, including twelve tentative FDA approvals. Collectively, the brand name versions of these products had corresponding U.S. annual sales, as of June 30, 2003, exceeding $55 billion; and

•	378 applications pending in Europe for 100 compounds in 213 formulations.

Teva is the leading pharmaceutical manufacturer in Israel, where it is incorporated and maintains its headquarters. During the first nine months of 2003, Teva generated approximately 62% of its revenue in North America, 26% in Europe and 12% in the rest of the world, predominately in Israel.

We were incorporated in Israel on February 13, 1944 and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

FORWARD LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

1.	our business strategy;

2.	the development of our products;

3.	our projected capital expenditures;

4.	our liquidity; and

5.	the results of the SICOR Inc. (“SICOR”) acquisition.

This prospectus contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the impact of pharmaceutical industry regulation, the difficulty of predicting U.S. Food and Drug Administration (“FDA”) and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, uncertainties regarding market acceptance of innovative products newly launched, currently being sold or in development, the impact of restructuring of clients, reliance on strategic alliances, reliance on a strategy of acquiring companies, including risks related to our acquisition of SICOR, exposure to product liability claims, dependence on patent and other protections for our innovative products, exposure to potential patent liability damages for products sold “at risk”, i.e., prior to the final adjudication of patent issues, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this prospectus and in our other filings made with the SEC.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our 6-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under “Risk Factors” below. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risks Associated with Teva and the Pharmaceutical Industry

Our success depends on our ability to successfully develop and commercialize additional pharmaceutical products.

Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional generic and/or innovative branded pharmaceutical products. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet regulatory standards and receive regulatory approvals. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and such products may not be able to be successfully and profitably produced and marketed. Delays in any part of the process or our inability to obtain regulatory approval of our products (including the products filed by IMPAX Laboratories Inc. and Biovail Corporation for which we have exclusive marketing rights in the United States) could adversely affect our operating results by restricting our introduction of new products. The continuous introduction of new generic products is critical to our business. In addition, sales of our products are subject to the continued availability of the active pharmaceutical ingredients necessary for their production.

Our revenues and profits from any particular generic pharmaceutical products decline as our competitors introduce their own generic equivalents.

Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. To the extent that we succeed in being the first to market a generic version of a significant product, our sales and profitability can be substantially increased in the period following the introduction of such product and prior to a competitor’s introduction of the equivalent product. Our ability to sustain our sales and profitability on any product over time is dependent on both the number of new competitors for such product and the timing of their approvals. Our overall profitability depends on our ability to continuously and timely introduce new products.

Our generic pharmaceutical products face intense competition from brand-name companies that sell their own generic products or successfully extend their market exclusivity period.

Competition in the U.S. generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand-name companies continue to sell their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No regulatory approvals are required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not face any other significant barriers to entry into such market. In addition, such companies continually seek new ways to defeat generic competition, such as filing new patents on drugs whose original patent protection is about to expire, developing patented controlled-release products, changing product claims and product labeling or developing and marketing as over-the-counter products those branded products which are about to face generic competition.

Recent changes in the regulatory environment may prevent us from exploiting the exclusivity periods that are critical to the success of our generic products.

The FDA’s policy regarding the award of 180-days market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of much litigation in the United States. The FDA’s current interpretation of the Waxman-Hatch Act is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Act challenging the patent of the branded product, regardless of whether the manufacturer was sued for patent infringement. Although the FDA’s interpretation may benefit some of the products in our pipeline, it may adversely affect others.

The Waxman-Hatch Act provides that the period of 180-day exclusivity is triggered by the earlier of a court decision finding the patent at issue invalid, unenforceable or not infringed or the commercial marketing of the product. Under certain circumstances, we may not be able to exploit our 180-day exclusivity period completely since it may be triggered prior to our being able to market the product.

For example, the exclusivity may be triggered by a court decision before we have received final FDA approval. If we choose to bring a product to market prior to receiving a final ruling and an appellate court overturns the initial ruling, we could face significant infringement damages. In addition to these issues, our patent challenges may be unsuccessful, which may result in a bar to the FDA granting market approval until the relevant patent expires. Another recent FDA ruling allows for joint 180-day exclusivity under certain circumstances. As a result, there may be certain circumstances in which we may share our exclusivity with one or more companies. In addition, new legislation was recently enacted, which may have an effect on the FDA’s interpretation of 180-day exclusivity in ways that we cannot predict at this time.

If we elect to sell a generic product prior to the completion of all patent litigation, we could be subject to liabilities for damages if we do not prevail in that litigation.

At times we seek approval to market generic products before the expiration of patents for those products, based upon our belief that such patents are invalid, unenforceable, or would not be infringed by Teva’s products. As a result, we often face significant patent litigation. Depending upon a complex analysis of a variety of legal and commercial factors, we may, in certain circumstances, elect to market a generic product even though litigation is still pending. This could be before any court decision or while an appeal of a lower court decision is pending. Should we elect to proceed in this manner, we could face substantial patent liability damages if the final court decision is adverse to Teva.

Our sales of Copaxone® could be adversely affected by competition.

Copaxone® is our leading innovative product, from which we derive substantial revenues and profits. To date, we and our marketing partners have been successful in our efforts to establish Copaxone® as a leading therapy for multiple sclerosis and have increased our global market share among the four currently available major therapies for multiple sclerosis. However Copaxone® faces intense competition, including as a result of the entry of Serono SA’s beta-interferon product, Rebif®, into the U.S. market and the role that Pfizer Inc. has recently assumed as a co-marketer with Serono of this product in the United States.

We are subject to government regulation that increases our costs and could prevent us from marketing or selling our products.

We are subject to extensive pharmaceutical industry regulations in Israel, the United States, England, Hungary, The Netherlands, Canada, France, Italy and other jurisdictions. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products. Teva is also subject to various environmental laws and regulations in the jurisdictions where it has operations.

We are dependent on obtaining timely approvals before marketing most of our products. In the United States, any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Our major facilities, both in the United States and outside the United States, and products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers.

In Europe and Israel, the manufacture and sale of pharmaceutical products is regulated in a manner substantially similar to that in the United States. Legal requirements generally prohibit the handling, manufacture, marketing and importation of any pharmaceutical product unless it is properly registered in accordance with applicable law. The registration file relating to any particular product must contain medical data related to product efficacy and safety, including results of clinical testing and references to medical publications as well as detailed information regarding production methods and quality control. Health ministries are authorized to cancel the registration of a product if it is found to be harmful or ineffective or manufactured and marketed other than in accordance with registration conditions.

We may not be able to successfully identify, consummate and integrate recent and future acquisitions, including our acquisition of SICOR.

In the past, we have grown, in part, through a number of significant acquisitions. We plan to remain frequently engaged in various stages of evaluating or pursuing potential acquisitions and may in the future acquire other pharmaceutical and active pharmaceutical ingredients businesses and seek to integrate them into our own operations. In particular, we have acquired SICOR for an aggregate of approximately $3.4 billion in cash and ADSs, based on the value of our ADSs at the time of the agreement. For a more detailed discussion of risks related to our acquisition of SICOR, read carefully the section below entitled “Risks Associated with our Acquisition of SICOR.”

The recent and future acquisitions of additional companies, including SICOR, involves risks that could adversely affect our future revenues and operating results. For example:

1.	We may not be able to identify suitable acquisition candidates or to acquire companies on favorable terms.

2.	We compete with others to acquire companies. We believe that this competition will increase and may result in decreased availability or increased prices for suitable acquisition candidates.

3.	We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

4.	We may not be able to obtain the necessary regulatory approvals, including the approval of anti-competition regulatory bodies, in any countries in which we may seek to consummate potential acquisitions.

5.	We may ultimately fail to close an acquisition even if we announce that we plan to acquire a company.

6.	We may fail to integrate successfully our acquisitions in accordance with our business strategy.

7.	We may choose to acquire a company that is not profitable.

8.	Potential acquisitions may divert management’s attention away from our primary product offerings, result in the loss of key customers and/or personnel and expose us to unanticipated liabilities.

9.	We may not be able to retain the skilled employees and experienced management that may be necessary to operate the businesses we may acquire and, if we cannot retain such personnel, we may not be able to locate or hire new skilled employees and experienced management to replace them.

10.	We may purchase a company that has contingent liabilities that include, among others, known or unknown patent or product liability claims.

As a pharmaceutical company, we are susceptible to product liability claims that may not be covered by insurance.

Our business inherently exposes us to potential product liability claims. From time to time, the pharmaceutical industry has experienced difficulty in obtaining product liability insurance coverage for certain products or coverage in the desired amounts or with the desired deductibles. As a result, we sell, and may continue to sell, generic products that are not covered by insurance and may also be subject to product liability claims that are not covered by insurance or that exceed our policy limits.

Additionally, changes in the insurance markets subsequent to the September 11, 2001 terrorist attacks have made it more difficult for us to obtain certain types of coverage. We cannot assure you that we will be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain liabilities or that it will otherwise cover all potential losses.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.

Increasing expenditures for health care have been the subject of considerable public attention in Israel, North America and many European countries. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which we currently operate, including Israel, pharmaceutical prices are subject to regulation. In the United States, numerous proposals that would effect changes in the United States health care system have been introduced or proposed in Congress and in some state legislatures. Similar activities are taking place throughout Europe. We cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for our products.

As a result of governmental budgetary constraints, the Israel Ministry of Health and the major Israeli health funds have sought to further reduce health care costs by, among other things, applying continuous pressure to reduce pharmaceutical prices and reducing inventory levels. The Israeli government has adopted regulations that permit the parallel importation of pharmaceutical products and set a maximum price on certain pharmaceutical products. Although such legislation is predominantly aimed at reducing prices of imported products, as opposed to locally manufactured products such as ours, it could have a secondary effect on us by increasing price competition within the Israeli pharmaceutical market.

The success of our innovative products depends on the effectiveness of our patents and confidentiality agreements to defend our intellectual property rights.

Our success with our innovative products depends, in part, on our ability to protect our current and future innovative products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have been issued numerous patents covering our innovative products, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with licensees, suppliers, employees and consultants. It is possible that these agreements will be breached and we will not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to such products.

We have significant operations outside of the United States, including in Israel, that may be adversely affected by acts of terrorism or major hostilities.

Significant portions of our operations are conducted outside of the United States. We may, therefore, be directly affected by economic, political and military conditions in the countries in which our businesses are located, as well as by currency exchange rate fluctuations and the exchange control regulations of such countries. Our executive offices and a substantial number of our manufacturing facilities are located in the State of Israel. Teva’s Israeli operations are dependent upon materials imported from outside of Israel. We also export significant amounts of products from Israel. Accordingly, our operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States. Any such effects may not be covered by insurance.

Risks Associated with our Acquisition of SICOR

We may experience difficulties in integrating SICOR’s business with our existing businesses.

The acquisition of SICOR involves the integration of two companies that have previously operated independently. The difficulties of combining the companies’ operations include:

1.	The necessity of coordinating and consolidating geographically separated organizations, systems and facilities; and

2.	Integrating the management and personnel of SICOR and Teva, maintaining employee morale and retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial conditions or prospects of the combined company after the merger.

Achieving the anticipated benefits of the merger will depend in part upon whether we can integrate our businesses in an efficient and effective manner. For example, we do not currently have significant relationships with the U.S. hospital customer segment which is the principal customer base of SICOR, and we do not currently have a biogenerics business. We may not accomplish this integration process smoothly or successfully. If management is unable to successfully integrate the operations of the two companies, the anticipated benefits of the merger may not be realized.

We may not achieve the revenue and cost synergies we have anticipated for the combined company.

Our rationale for the merger is, in part, predicated on the projected ability of the combined company to realize certain revenue and cost synergies. Achieving these synergies is dependent upon a number of factors, some of which are beyond our control. These synergies may not be realized in the amount or time frame that is currently anticipated by us.

Changes to earnings resulting from the application of the purchase method of accounting could have a material adverse impact on the combined company’s results of operations.

In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting. Under the purchase method of accounting, the combined company will allocate the total purchase price to SICOR’s net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of completion of the merger. The combined company will record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The preliminary estimate of the amount to be expensed in the quarter in which the merger is completed related to in-process research and development is $700 million. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. Annual amortization of intangible assets of SICOR, currently estimated at $3.8 million, will result in an estimated increase in amortization expense of $34.5 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets becomes impaired in the future, the combined company may be required to incur material changes relating to the impairment of those assets. These amortization and in-process research and development and potential impairment charges could have a material impact on the combined company’s results of operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of ADRs by the selling stockholders, which may be sold under this reoffer prospectus, although the ADRs issuable upon exercise of the options will be subject to the payment to us of the option exercise price. All expenses of registration incurred in connection with this registration statement will be borne by us, but all selling and other expenses incurred by a selling stockholder will be borne by the selling stockholder.

SELLING STOCKHOLDERS

This reoffer prospectus also relates to 1,255,615 ADRs issuable upon exercise of options, which may be offered for sale from time to time by certain of our present officers noted below, who acquired or will acquire the ADRs pursuant to our stock option plans. The selling stockholders may resell all, a portion, or none of the ADRs from time to time.

Information regarding the selling stockholders, including the number of ADRs offered for sale, may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

Name of Selling Stockholder	Position	Number of ADRs Beneficially Owned (1)	Number of ADRs covered by this reoffer prospectus (2)	Number of ADRs to be beneficially owned if all ADRs offered hereby are sold
William Fletcher	Group Vice President - North America, and President and CEO - Teva North America	924,116	924,116	0

George Barrett	President and CEO - Teva Pharmaceuticals USA, Inc.	271,299	271,299	0

Christopher Pelloni	Vice President - Global Generic R&D	60,200	60,200	0

(1)	Based on information furnished by the respective selling stockholder as of February 2, 2004. Under applicable rules, ADRs are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the ADRs, whether or not he has any economic interest with respect to the ADRs. Includes ADRs beneficially owned by members of the immediate families of the selling stockholders residing in their homes and also includes all ADRs issuable upon the exercise of options granted under Teva’s stock option plans, whether or not exercisable as of, or within 60 days of, the date of this prospectus.

(2)	Includes all ADRs issuable upon the exercise of options granted under Teva’s stock option plans including the employee stock purchase plan, whether or not exercisable as of, or within 60 days of, the date of this prospectus.

Any selling stockholder may from time to time sell under this prospectus any or all of the ADRs owned by him. Because the selling stockholder is not obligated to sell any or all of the ADRs held by him, we cannot estimate the number of ADRs that the selling stockholder will beneficially own after this offering.

PLAN OF DISTRIBUTION

The selling stockholders may sell the ADRs covered by this reoffer prospectus on the Nasdaq National Market, on any stock exchange on which the ADRs may be listed at the time of sale or otherwise, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

In order to comply with the securities laws of some states, if applicable, the ADRs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADRs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the ADRs may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they make on any resale of the ADRs may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

In addition, any ADRs covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under those rules rather than pursuant to this reoffer prospectus. Additional information related to the selling stockholders and the Plan of Distribution may be provided in one or more supplemental prospectuses.

EXPERTS

The consolidated financial statements of Teva and its subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2002, except as they related to certain consolidated subsidiaries, have been so incorporated in reliance upon the audit report by Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, given the authority of said firm as experts in auditing and accounting. The financial statements for the year ended December 31, 2000 of the certain consolidated subsidiaries referred to above, not separately presented in such Annual Report, whose sales constituted approximately 16% of Teva’s total consolidated sales for the year ended December 31, 2000, have been audited by other independent accountants whose reports have also been incorporated in this prospectus by reference to Teva’s Annual Report on Form 20-F for the year ended December 31, 2002, given on the authority of such firms as experts in auditing and accounting.

The consolidated financial statements of SICOR Inc. as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus by reference to Teva’s Report on Form 6-K dated January 14, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of the offered securities will be passed upon for the issuers by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of the offered securities will be passed upon for the issuers by Tulchinsky-Stern & Co., Israel.

ADDITIONAL INFORMATION

We file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and in New York, New York. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxies, information statements and other material that are filed through the SEC’s Electronic Gathering, Analysis and Retrieval (“EDGAR”) system and file electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.

Our ADRs are quoted on the Nasdaq National Market under the symbol “TEVA”. Each ADR currently represents one ordinary share of Teva. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The following documents filed with the SEC are incorporated herein by reference:

(a)	Our Annual Report on Form 20-F for the year ended December 31, 2002 (File No. 0-16174);

(b)	All Reports of Foreign Issuer on Form 6-K filed by the Registrant with the SEC since December 31, 2002, including its Reports on Form 6-K filed on January 6, 2003; January 14, 2003; January 15, 2003; January 22, 2003; January 27, 2003 (two reports); February 19, 2003; February 24, 2003; March 26, 2003; March 27, 2003; April 14, 2003; April 21, 2003; April 29, 2003; April 30, 2003; May 1, 2003; May 2, 2003; May 8, 2003; May 12, 2003; May 15, 2003; May 20, 2003; June 2, 2003; June 23, 2003; July 1, 2003; July 10, 2003; July 14, 2003; July 16, 2003; July 30, 2003; July 31, 2003; August 4, 2003; August 5, 2003; August 11, 2003; September 2, 2003; September 3, 2003; September 8, 2003; September 16, 2003; September 18, 2003; September 24, 2003; September 25, 2003; September 30, 2003; October 7, 2003; October 14, 2003; October 15, 2003; October 20, 2003; October 28, 2003 (two reports); October 31, 2003; November 3, 2003 (two reports); November 5, 2003; November 6, 2003 (two reports); November 10, 2003; November 12, 2003 (two reports); November 24, 2003; November 26, 2003; December 11, 2003; December 15, 2003; December 22, 2003; January 7, 2004; January 14, 2004; January 20, 2004; January 21, 2004; January 22, 2004; January 27, 2004; February 2, 2004; February 5, 2004; and February 11, 2004; and

(c)	The description of Teva’s ordinary shares, par value NIS 0.1 per share and the American Depositary Shares representing the ordinary shares, contained in the Registration Statement on Form F-4 (Registration Statement No. 333-4216).

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

ENFORCEMENT OF CIVIL LIABILITIES

Teva is organized under the laws of Israel and most of Teva’s directors and officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva’s assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non-civil matters, enforceable if it finds that:

1.	the judgmpent was rendered by a court which was, according to Israeli law, competent to render it;

2.	the judgment is no longer appealable;

3.	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

4.	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

1.	the judgment was obtained by fraud;

2.	there was no due process;

3.	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

4.	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

5.	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the SEC are incorporated herein by reference:

(d)	Our Annual Report on Form 20-F for the year ended December 31, 2002 (File No. 0-16174);

(e)	All Reports of Foreign Issuer on Form 6-K filed by the Registrant with the SEC since December 31, 2002, including its Reports on Form 6-K filed on January 6, 2003; January 14, 2003; January 15, 2003; January 22, 2003; January 27, 2003 (two reports); February 19, 2003; February 24, 2003; March 26, 2003; March 27, 2003; April 14, 2003; April 21, 2003; April 29, 2003; April 30, 2003; May 1, 2003; May 2, 2003; May 8, 2003; May 12, 2003; May 15, 2003; May 20, 2003; June 2, 2003; June 23, 2003; July 1, 2003; July 10, 2003; July 14, 2003; July 16, 2003; July 30, 2003; July 31, 2003; August 4, 2003; August 5, 2003; August 11, 2003; September 2, 2003; September 3, 2003; September 8, 2003; September 16, 2003; September 18, 2003; September 24, 2003; September 25, 2003; September 30, 2003; October 7, 2003; October 14, 2003; October 15, 2003; October 20, 2003; October 28, 2003 (two reports); October 31, 2003; November 3, 2003 (two reports); November 5, 2003; November 6, 2003 (two reports); November 10, 2003; November 12, 2003 (two reports); November 24, 2003; November 26, 2003; December 11, 2003; December 15, 2003; December 22, 2003; January 7, 2004; January 14, 2004; January 20, 2004; January 21, 2004; January 22, 2004; January 27, 2004; February 2, 2004; February 5, 2004; and February 11, 2004; and

(f)	The description of Teva’s ordinary shares, par value NIS 0.1 per share and the American Depositary Shares representing the ordinary shares, contained in the Registration Statement on Form F-4 (Registration Statement No. 333-4216).

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may obtain copies of these documents free of charge by contacting us at our address or telephone number set forth below:

Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

972-3-926-7267

Item 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Part Six, Chapter Three of Israel’s Companies Laws 5759-1999 includes the following sections relating to indemnification and insurance of directors and officers:

“Article Three: Exemption, Indemnification and Insurance

Company’s power to grant exemption, indemnification and insurance

258.	(a	)	A company does not have the right to grant any of its officers exemption from his responsibility for a breach of trust toward it.

	(b	)	A company has the right to grant an officer exemption from his responsibility for a breach of the obligation of caution toward it only in accordance with the provisions of this Chapter.

	(c	)	A company has the right to insure the responsibility of its officer or to indemnify him only in accordance with the provisions of this Chapter.

Authorization to grant exemption

259.	A company may in advance exempt its officer from all or some of his responsibility for damage due to his violation of the obligation of caution toward it, if there is a provision to that end in the Articles of Association.

Permission on the matter of indemnification

260.	(a	)	If the company’s articles of association include one of the provisions specified in subsection (b), then it may indemnify its officer in respect of a liability or expense specified in paragraphs (1) and (2), with which he was charged in consequence of an act which he performed by virtue of being its officer:

(1)	a monetary liability imposed on him by a judgment in favor of another person, including a judgment imposed on him in a compromise or in an arbitrator’s decision that was approved by a Court;

(2)	reasonable legal expenses, including advocates’ fees, which the officer incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

(b	)	The provision on indemnification in the Articles of Association can be any one of the following:

(1)	a provision that permits the company to give an undertaking in advance that it will indemnify its officer, on condition that the undertaking be limited to categories of events which in the Board of Directors’ opinion can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances (hereafter: undertaking to indemnify);

(2)	a provision that permits the company to indemnify its officer retroactively (hereafter: permission to indemnify).

Insurance of liability

261.	If the company’s Articles of Association include a provision to that end, then it may enter into a contract for the insurance of an officer’s responsibility for any liability that will be imposed on him in consequence of an act which he performed by virtue of being its officer, in each of the following circumstances:

(1)	violation of the obligation of caution towards the company or towards another person;

(2)	breach of trust against the company, on condition that the officer acted in good faith and that he had reasonable grounds to assume that the act would not cause the company any harm;

(3)	a monetary obligation that will be imposed on him to the benefit of another person.

Change of articles of association

262.	(a	)	In a private company in which the shares are divided into classes, a decision to include a provision on exemption or indemnification in the articles of association requires – in addition to approval by the General Meeting – also approval by Class Meetings.

(b)	In a public company, in which the officer is a controlling member as defined in section 268, the decision of the General Meeting to include a provision on exemption, indemnification or insurance in the Articles of Association requires – in addition to the majority required for a change of the Articles of Association – also approval by the shareholders who do not have a personal interest in the approval of the decision, as required in respect of an exceptional transaction under the provisions of section 275(3)(a).

Invalid provisions

263.	A provision in the Articles of Association, which permits the company to enter into a contract for the insurance of its officer; a provision in the Articles of Association or a Board of Directors decision to permit indemnification of an officer; or a provision in the articles of association that exempts an officer from responsibility toward the company for any of the following shall not be valid:

(1)	a breach of trust, except as said in section 261(2);

(2)	a violation of the obligation of caution, which was committed intentionally or recklessly;

(3)	an act committed with the intention to realize a personal unlawful profit;

(4)	a fine or monetary composition imposed on him.

No conditions

264.	(a)	Any provision in the Articles of Association, in a contract or given in any other manner, which directly or indirectly makes the provisions of this Article conditional shall be of no effect.

	(b)	An undertaking to indemnify or to insure an officer’s responsibility in consequence of a breach of trust toward the company shall not be valid, and an officer shall not, directly or indirectly, accept such an undertaking; acceptance of a said undertaking constitutes a breach of trust.”

Teva’s officers and directors have purchased a liability insurance policy which insures them against expenses and liabilities of the type normally insured against under such policies.

The amended Articles of Association include amendments to provisions under which directors or officers of Teva are or may be insured or indemnified against liability which they may incur in their capacities as such.

Articles 102 through 105 of Teva’s amended Articles of Association provide as follows:

“102.	Subject to the provisions of the Law, the Company shall be entitled to engage in a contract for insurance of the liability of any officer of the Company, in whole or in part, as a result of any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)	Breach of a fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)	Financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

103.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company as a result of any of the following:

(a)	Financial liability which shall be imposed upon said officer in favor of another person by virtue of a decision by a court of law, including a decision by way of compromise or a decision in arbitration which has been confirmed by a court of law, as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

(b)	Reasonable expenses with regard to litigation, including legal fees, which said officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said officer was acquitted, or with regard to any criminal charge of which said officer was convicted which does not require proof of criminal intent, all as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

All of the above shall apply, provided that the obligation to indemnification shall be limited to the types of events which, in the opinion of the Board of Directors, could have been foreseen at the time that the obligation to indemnification was given, and to the amount determined by the Board of Directors as reasonable under the circumstances of the case.

104.	Subject to the provisions of the Law, the Company shall be entitled to indemnify any officer of the Company retroactively, for any liability or expenditure as set forth in Article 103 above, which was imposed upon said officer as a result of any action which was performed by said officer in his or her capacity as an officer of the Company.

105.	Subject to the provisions of the Law, the Company shall be entitled, in advance, to exempt any officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.”

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

Item 8.	EXHIBITS.

4.1	Form of Deposit Agreement, as amended and restated (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

4.2	Form of American Depositary Receipt (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

5.1	Opinion of Tulchinsky-Stern & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman

23.2	Consent of KPMG Hungaria Kft

23.3	Consent of Ehrenkrantz Sterling & Co. L.L.C.

23.4	Consent of Tulchinsky-Stern & Co. (included in Exhibit 5.1)

23.5	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

23.6	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan (as amended)

99.2	Stock Option Plan for Novopharm Employees (incorporated by reference; previously filed as an exhibit to the Company’s Registration Statement on Form S-8, No. 333-13108)

Item 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, Country of Israel, on the 18th day of February, 2004.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ ISRAEL MAKOV

Israel Makov President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/S/ ELI HURVITZ Eli Hurvitz	Chairman	February 18, 2004

/s/ ISRAEL MAKOV Israel Makov	President and Chief Executive Officer (Principal Executive Officer)	February 18, 2004

/s/ DAN S. SUESSKIND Dan S. Suesskind	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 18, 2004

/S/ RUTH CHESHIN Ruth Cheshin	Director	February 18, 2004

* Abraham E. Cohen	Director	February 18, 2004

/S/ LESLIE L. DAN Leslie L. Dan	Director	February 18, 2004

/S/ AMIR ELSTEIN Amir Elstein	Director	February 18, 2004

/S/ MEIR HETH Meir Heth	Director	February 18, 2004

/S/ MOSHE MANY Moshe Many	Director	February 18, 2004

* Leora Meridor	Director	February 18, 2004

/S/ MAX REIS Max Reis	Director	February 18, 2004

/S/ CARLO SALVI Carlo Salvi	Director	February 18, 2004

Michael Sela	Director	February , 2004

/S/ DOV SHAFIR Dov Shafir	Director	February 18, 2004

/S/ GABRIELA SHALEV Gabriela Shalev	Director	February 18, 2004

Harold Snyder	Director	February , 2004

* William A. Fletcher	Authorized U.S. Representative	February 18, 2004

* By	/S/ DAN S. SUESSKIND

Dan S. Suesskind Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.

4.1	Form of Deposit Agreement, as amended and restated (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

4.2	Form of American Depositary Receipt (incorporated by reference; previously filed as an exhibit to the Registrant’s Registration Statement on Form F-6, No. 333-11474)

5.1	Opinion of Tulchinsky-Stern & Co.

5.2	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Kesselman & Kesselman

23.2	Consent of KPMG Hungaria Kft

23.3	Consent of Ehrenkrantz Sterling & Co. L.L.C.

23.4	Consent of Tulchinsky-Stern & Co. (included in Exhibit 5.1)

23.5	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)

23.6	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	Teva Pharmaceuticals USA, Inc. 2000 Non-Qualified Stock Option Plan (as amended)

99.2	Stock Option Plan for Novopharm Employees (incorporated by reference; previously filed as an exhibit to the Company’s Registration Statement on Form S-8, No. 333-13108)